Exhibit 99.1

      MBIA Inc. Reports 4 Percent Decrease in First Quarter 2006
                         Earnings Per Share;
               Operating Income Per Share up 3 Percent

    ARMONK, N.Y.--(BUSINESS WIRE)--April 27, 2006--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that first quarter 2006 diluted earnings per share decreased 4 percent to $1.46, compared to $1.52 in the first quarter of 2005. Net income for the first quarter was $199.0 million, down 6 percent compared to $212.8 million in the first quarter of 2005. The decrease was due primarily to the effect of net gains on derivative instruments and foreign exchange of $0.01 per share or $1.8 million in the first quarter of 2006 compared to $0.10 per share or $21.5 million in the first quarter of 2005.


Diluted earnings per share information
--------------------------------------
                                                    Three Months Ended
                                                         March 31
                                                         --------
                                                       2006     2005
                                                       -----    -----
Net income                                             $1.46    $1.52

 Net realized gains                                     0.00     0.01
 Net gains on derivative instruments and
   foreign exchange                                     0.01     0.10
                                                        -----    -----
Operating income (1)                                   $1.45    $1.41

(1) Presented on the same basis as analysts' estimates


    For the first quarter of 2006, operating income per share, which excludes the effects of net realized gains and net gains on derivative instruments and foreign exchange, increased 3 percent to $1.45 from $1.41 in the first quarter of 2005. Excluding refundings, first quarter 2006 operating income per share also rose 3 percent to $1.29 from $1.25 in the same period of 2005.
    Gary Dunton, MBIA Chief Executive Officer, said, "Despite a challenging operating environment, including tight credit spreads and intense competition, our financial results were in line with our expectations. These market conditions, coupled with our commitment to disciplined pricing and underwriting, resulted in decreased new business production in the quarter. Nevertheless, we are pleased with the progress we've made in managing our expenses. Looking ahead, while we expect markets to remain challenging, we will continue to focus on managing MBIA conservatively and profitably as we work to create long-term value for our shareholders."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated future installment premiums for new business writings and excludes premiums assumed or ceded, decreased 63 percent to $116.0 million in the first quarter of 2006 from $317.6 million in the first quarter of 2005. The decline was due to tight credit spreads, reduced issuance, business mix changes and increased competition from the uninsured market and other monolines.


Adjusted Direct Premium (ADP)
($ in millions)                                 Three Months Ended
                                                     March 31
                                                     --------
                                               2006    2005   % Change
                                               ----    ----   --------
Global Public Finance
     United States                            $ 48.0  $141.8     (66%)
     Non-United States                           0.0     7.5    (100%)
                                               ------  ---------------
Total                                           48.0   149.3     (68%)

Global Structured Finance
     United States                              15.8   138.2     (89%)
     Non-United States                          52.2    30.1       73%
                                               ------  ---------------
Total                                           68.0   168.3     (60%)

Total                                         $116.0  $317.6     (63%)


    Global public finance ADP decreased 68 percent in the first quarter of 2006 compared to the first quarter of 2005. U.S. public finance production was down 66 percent and reflected the 29 percent decrease in overall market issuance compared to last year's first quarter as well as a significant decline in insured penetration. There were no international public finance transactions closed in the first quarter. Early in April, however, MBIA closed two very sizable international public finance transactions with a combined ADP of approximately $100 million, demonstrating the uneven nature of the business flow in international markets. Credit quality for domestic public finance transactions remained very high, with 92 percent of insured business written in the first quarter of 2006 having underlying ratings of Single-A or higher.
    Global structured finance ADP decreased 60 percent in the first quarter of 2006 as tight credit spreads in the U.S. market, which was dominated by mortgage-backed securities, led to few opportunities in MBIA's traditional flow or public ABS business. However, structured finance ADP in the international markets grew by 73 percent compared to first quarter production in 2005 driven by CDO and intellectual property transactions. In global structured finance, 79 percent of insured business written in the first quarter of 2006 had underlying ratings of Single-A or higher.
    Scheduled earned premiums in the first quarter of 2006 declined 3 percent to $167.7 million from $173.8 million in the first quarter of 2005 due in part to some early policy terminations in the structured finance book of business as well as the effect of refunding activity in prior periods, which accelerated the earning of premiums into earlier periods. Earned premiums from refundings were a robust $38.2 million for the quarter, up 3 percent from $37.1 million in the first quarter of 2005.
    Pre-tax net investment income in the first quarter of 2006, excluding net realized gains, was $140.0 million, a 13 percent increase from $123.5 million in the same period of 2005. The increase is primarily due to the growth in invested assets and interest income related to consolidated Variable Interest Entities (VIEs). While investment income for VIEs continues to be shown in net investment income, VIE interest expenses have been reclassified to a new line on the Company's income statement for the current and prior years. Excluding the change in presentation of VIE interest expense, pre-tax net investment income would have increased by 7 percent, and after-tax net investment income would have increased by 8 percent. The growth was primarily due to the increase in the asset base of invested assets.
    MBIA's fees and reimbursements (formerly reported as Advisory
Fees) in the first quarter of 2006 were up 27 percent to $8.2 million from $6.4 million during the first quarter of 2005, reflecting increased expense reimbursements.
    Insurance expenses, consisting of the amortization of deferred acquisition costs and operating expenses, were up 16 percent in the first quarter of 2006 to $53.0 million from $45.8 million in the first quarter of 2005. The increase in operating expenses primarily relates to a third quarter 2005 change in the percentage of expenses recorded and deferred as policy acquisition costs. Gross insurance company expenses, which are prior to any expense deferrals, were down 1 percent year-over-year.
    MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and net unrealized gains and losses on derivative instruments and foreign exchange, was flat at $268.0 million in the first quarter of 2006 compared to $268.6 million in the same period of 2005.

    Risk Management and Loss Reserves

    The Company incurred $20.1 million in loss and loss adjustment expenses in the first quarter of 2006, a 3 percent decrease compared to $20.9 million in last year's first quarter. Total case loss incurred activity for the first quarter totaled $10.7 million, primarily related to tax liens and the accretion of the reserve previously established for the Company's Allegheny Health, Education and Research Foundation (AHERF) exposure.

    Investment Management Services

    The market value of quarterly average fixed-income assets under management, excluding conduits, was $47.5 billion in the first quarter of 2006, up 14 percent from $41.6 billion in the first quarter of last year. Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and net unrealized gains and losses on derivative instruments and foreign exchange, increased 6 percent in the first quarter of 2006 to $23.9 million from $22.4 million in the first quarter of 2005 driven by strong demand for the Company's asset/liability products.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses, excluding the effects of net realized gains and losses, increased 6 percent for the first quarter of 2006 to $18.9 million from $17.8 million in the same period last year. The increase was primarily due to lower net investment income as a result of lower invested assets during the first quarter of 2006.

    Gains and Losses

    In the first quarter of 2006, MBIA recorded net realized losses of $0.9 million for all business operations, compared to net realized gains of $1.7 million in the first quarter of 2005. Net realized losses for the first quarter of 2006 included a $13.9 million write-down of a receivable balance that the Company obtained under salvage and subrogation rights.
    The Company recorded pre-tax mark-to-market net unrealized gains on derivative instruments and foreign exchange of $1.8 million for all business operations in the first quarter of 2006, compared to pre-tax mark-to-market net unrealized gains of $21.5 million in the first quarter of 2005.

    Book Value and Adjusted Book Value

    MBIA's book value per share at the end of the first quarter of 2006 was $49.00, down slightly from $49.17 at December 31, 2005. Book value declined because of the effect of a decrease in the unrealized appreciation of investments offset by the effect of net income from operations. Adjusted book value (ABV) per share, a non-GAAP measure, at March 31, 2006 rose 1 percent to $71.21 from $70.62 at December 31, 2005. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products and a provision for loss and loss adjustment expenses.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Mr. Nicholas Ferreri, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Ferreri. The dial-in number for the call is (888) 677-3079 in the U.S. and (517) 645-6469 from outside the U.S.
The call will also be broadcast live on MBIA's Web site at http://investor.mbia.com (then select "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing (866) 356-4366 in the United States and (203) 369-0107 from outside the United States. The replay will be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company's press releases, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and other non-operating items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the Company.
    Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
    Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------

                        (dollars in thousands)

                                               March 31,  December 31,
                                                 2006        2005
                                              ----------- ------------
Assets
------
Investments:
 Fixed-maturity securities held as available-
  for-sale, at fair value (amortized cost
  $24,264,883 and $23,189,684)                $24,470,935 $23,747,204
 Investments held-to-maturity, at amortized
  cost (fair value $5,237,107 and $5,734,335)   5,271,708   5,765,182
 Investment agreement portfolio pledged as
  collateral, at fair value (amortized cost
  $1,104,941 and $712,054)                      1,088,281     729,072
 Short-term investments, at amortized cost
  (which approximates fair value)               2,184,720   1,678,281
 Other investments                                267,009     234,927
                                              ----------- ------------
  Total investments                            33,282,653  32,154,666

Cash and cash equivalents                         222,936     233,046
Accrued investment income                         418,643     396,048
Deferred acquisition costs                        429,842     427,111
Prepaid reinsurance premiums                      394,608     407,614
Reinsurance recoverable on unpaid losses           59,324      58,965
Goodwill                                           79,406      79,406
Property and equipment (net of accumulated
 depreciation)                                    107,438     109,275
Receivable for investments sold                    82,611      74,787
Derivative assets                                 429,575     326,867
Other assets                                      209,157     293,609
                                              ----------- ------------
 Total assets                                 $35,716,193 $34,561,394
                                              =========== ============

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
 Deferred premium revenue                     $ 3,116,502 $ 3,185,200
 Loss and loss adjustment expense reserves        730,352     721,502
 Investment agreements                         11,149,718  10,806,277
 Commercial paper                                 872,526     859,997
 Medium-term notes                              7,508,714   7,542,416
 Variable interest entity floating rate notes   1,248,194   1,280,160
 Securities sold under agreements to
  repurchase                                    1,031,325     646,343
 Short-term debt                                   58,745      58,745
 Long-term debt                                 1,211,356   1,210,405
 Current income taxes                               9,968         ---
 Deferred income taxes, net                       475,646     569,536
 Deferred fee revenue                              18,399      20,379
 Payable for investments purchased                754,573      83,369
 Derivative liabilities                           420,725     384,611
 Other liabilities                                507,987     600,810
                                              ----------- ------------
  Total liabilities                            29,114,730  27,969,750

Shareholders' Equity:
 Common stock                                     157,453     156,602
 Additional paid-in capital                     1,530,811   1,479,447
 Retained earnings                              5,904,405   5,747,171
 Accumulated other comprehensive income           243,548     399,381
 Unearned compensation - restricted stock         (76,647)    (43,857)
 Treasury stock                                (1,158,107) (1,147,100)
                                              ----------- ------------
  Total shareholders' equity                    6,601,463   6,591,644

 Total liabilities and shareholders' equity   $35,716,193 $34,561,394
                                              =========== ============

                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------

           (dollars in thousands except per share amounts)

                                                          Year Ended
                             Three Months Ended March 31  December 31
                             --------------------------- ------------
                                 2006          2005          2005
                             ------------- ------------- -------------
Insurance operations
 Revenues:
  Gross premiums written     $    172,872  $    282,619  $    984,908
  Ceded premiums                  (23,905)      (32,126)     (127,107)
                             ------------- ------------- -------------
   Net premiums written           148,967       250,493       857,801

  Scheduled premiums earned       167,715       173,760       702,284
  Refunding premiums earned        38,184        37,085       140,458
                             ------------- ------------- -------------
   Premiums earned                205,899       210,845       842,742

  Net investment income           140,012       123,450       517,164
  Fees and reimbursements           8,174         6,425        28,235
  Net realized gains (losses)      (7,012)          211        (8,075)
  Net gains (losses) on
   derivative instruments and
   foreign exchange                 4,757        (6,072)       (4,436)
                             ------------- ------------- -------------
   Total insurance revenues       351,830       334,859     1,375,630

 Expenses:
  Losses and loss adjustment       20,126        20,851        84,274
  Amortization of deferred
   acquisition costs               16,266        16,657        66,577
  Operating                        36,727        29,166       142,576
  Interest expense                 12,918         5,400        26,109
                             ------------- ------------- -------------
   Total insurance expenses        86,037        72,074       319,536

 Insurance income                 265,793       262,785     1,056,094
                             ------------- ------------- -------------

Investment management services
 Revenues                         258,206       186,235       866,154
 Net realized gains (losses)        5,528         3,194         1,384
 Net gains (losses) on
  derivative instruments and
  foreign exchange                 (2,950)       27,421        42,558
                             ------------- ------------- -------------
   Total investment management
    services revenues             260,784       216,850       910,096

 Interest expense                 216,747       149,418       705,340
 Expenses                          17,590        14,377        74,194
                             ------------- ------------- -------------
   Total investment management
    services expenses             234,337       163,795       779,534

                             ------------- ------------- -------------
 Investment management
  services income                  26,447        53,055       130,562
                             ------------- ------------- -------------

Municipal services
 Revenues                           5,611         5,536        24,388
 Net realized gains (losses)           --           (85)         (187)
 Net gains (losses) on
  derivative instruments and
  foreign exchange                     29           130           230
                             ------------- ------------- -------------
   Total municipal services
    revenues                        5,640         5,581        24,431
 Expenses                           5,125         5,405        22,316
                             ------------- ------------- -------------
 Municipal services income            515           176         2,115
                             ------------- ------------- -------------

Corporate
 Net investment income              3,564         7,927        16,646
 Net realized gains (losses)          626        (1,608)         (989)
 Interest expense                  20,131        22,021        90,999
 Corporate expenses                 2,302         3,681        97,481
                             ------------- ------------- -------------
 Corporate loss                   (18,243)      (19,383)     (172,823)
                             ------------- ------------- -------------

Income from continuing
 operations before income
 taxes                            274,512       296,633     1,015,948

Provision for income taxes         75,518        83,826       303,869
                             ------------- ------------- -------------

Income from continuing
 operations                       198,994       212,807       712,079

 Income (loss) from
  discontinued operations,
  net of tax                           --            --        (1,093)

                             ------------- ------------- -------------
Net income                   $    198,994  $    212,807  $    710,986
                             ============= ============= =============

Net income per common share:
 Basic                       $       1.50  $       1.55  $       5.30
 Diluted                     $       1.46  $       1.52  $       5.18

Weighted-average common shares
 outstanding:
 Basic                        132,717,298   137,258,739   134,098,392
 Diluted                      136,547,417   140,442,217   137,220,731

                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------

(dollars in millions)
                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2006      2005
                                                     -------  --------
Adjusted direct premiums (1)                         $ 116.0  $ 317.6

    Adjusted premiums assumed                            0.0      0.0

                                                     -------- --------
Adjusted gross premiums                                116.0    317.6

    Present value of estimated future installment
     premiums (2)                                      (67.7)  (175.8)

                                                     -------- --------
Gross upfront premiums written                          48.3    141.8

    Gross installment premiums received                124.6    140.8

                                                     -------- --------
Gross premiums written                               $ 172.9  $ 282.6
                                                     ======== ========

(1) A non-GAAP measure.
(2) At March 31, 2006 and March 31, 2005 the discount rate was 5.02% and 4.84%, respectively.

Components of Net Income per Share
----------------------------------
                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2006      2005
                                                     -------  --------
Net income                                           $  1.46  $  1.52

   Net realized gains                                   0.00     0.01

   Net gains on derivative instruments and foreign
    exchange                                            0.01     0.10
                                                     -------  --------

Operating income (1)                                 $  1.45  $  1.41
                                                     =======  ========
(1) A non-GAAP measure.

                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                      March 31, 2006 December 31, 2005
                                     --------------- -----------------
Book value                                 $  49.00         $  49.17
After-tax value of:
 Deferred premium revenue            15.04            15.45
 Prepaid reinsurance premiums        (1.90)           (1.98)
 Deferred acquisition costs          (2.07)           (2.07)
                                     ------           ------
  Net deferred premium revenue                11.07            11.40
 Present value of installment
  premiums (1)                                10.14            10.53
 Asset/liability products adjustment           3.81             2.40
 Loss provision (2)                           (2.81)           (2.88)
                                           ---------        ---------
Adjusted book value (3)                    $  71.21         $  70.62
                                           =========        =========

(1) At March 31, 2006 and December 31, 2005 the discount rate was 5.02% and 5.00%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.

                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)

                                     March 31, 2006  December 31, 2005
                                     --------------  -----------------
Capital and surplus                     $ 3,788.2        $ 3,800.4
Contingency reserve                       2,721.4          2,769.0
                                        ----------       ----------

    Capital base                          6,509.6          6,569.4

Unearned premium reserve                  3,460.4          3,508.1
Present value of installment
  premiums (1)                            2,101.6          2,171.1
                                        ----------       ----------

    Premium resources                     5,562.0          5,679.2

Loss and loss adjustment expense
 reserves                                   333.7            317.8
Soft capital credit facilities              850.0            850.0
                                        ----------       ----------

    Total claims-paying resources       $13,255.3        $13,416.4
                                        ==========       ==========

Net debt service outstanding            $877,067.0       $889,018.9

Capital ratio (2)                            135:1            135:1

Claims-paying ratio (3)                       78:1             78:1

(1) At March 31, 2006 and December 31, 2005 the discount rate was 5.02% and 5.00%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

    CONTACT: for MBIA Inc.
             Michael C. Ballinger, 914-765-3893